                                                   EXHIBIT 10.2.4


                              EMPLOYMENT AGREEMENT


                                    between


                                STEVEN C. DIXON


                                      and


                         CHESAPEAKE ENERGY CORPORATION







                             Effective July 1, 1997

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
1.  Employment..............................................................  1

2.  Executive's Duties......................................................  1
    2.1 Specific Duties.....................................................  1
    2.2 Supervision.........................................................  1
    2.3 Rules and Regulations...............................................  1
    2.4 Stock Investment....................................................  2

3.  Other Activities........................................................  2

4.  Executive's Compensation................................................  3
    4.1 Base Salary.........................................................  3
    4.2 Bonus...............................................................  3
    4.3 Stock Options.......................................................  3
    4.4 Benefits............................................................  3
        4.4.1 Vacation......................................................  3
        4.4.2 Membership Dues...............................................  3
        4.4.3 Compensation Review...........................................  4

5.  Term....................................................................  4

6.  Termination.............................................................  4
    6.1 Termination by Company..............................................  4
        6.1.1 Termination without Cause.....................................  4
        6.1.2 Termination for Cause.........................................  4
        6.1.3 Termination After Change in Control...........................  5
    6.2 Termination by Executive............................................  5
    6.3 Incapacity of Executive.............................................  6
    6.4 Death of Executive..................................................  6
    6.5 Effect of Termination...............................................  6

7.  Confidentiality.........................................................  6

8.  Noncompetition..........................................................  7

9.  Proprietary Matters.....................................................  8

10. Arbitration.............................................................  8

11. Miscellaneous...........................................................  9
    11.1 Time...............................................................  9
    11.2 Notices............................................................  9
    11.3 Assignment.........................................................  9
    11.4 Construction.......................................................  9
    11.5 Entire Agreement................................................... 10
    11.6 Binding Effect..................................................... 10
    11.7 Attorney's Fees.................................................... 10
    11.8 Supersession....................................................... 10

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made effective July 1, 1997, between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the "Company"), and STEVEN C. DIXON, an individual (the "Executive") and replaces and supersedes that certain Employment Agreement between Company and Executive dated July 1, 1995.

                              W I T N E S S E T H:

         WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to make the Executive's services available to the Company.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company, and the Executive and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement.

2. Executive's Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive's best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company's affiliated entities consistent with developing and maintaining a quality business operation.

     2.1 Specific Duties. The Executive will serve as Senior Vice President - Operations for the Company. The Executive will perform all of the services required to fully and faithfully execute the office and position to which the Executive is appointed and such other services as may be reasonably requested by the Executive's supervisor. During the term of this Agreement, the Executive may be nominated for election or appointed to serve as a director or officer of the Company's subsidiaries as determined in the board of directors' sole discretion.

     2.2 Supervision. The services of the Executive will be requested and directed by the President and Chief Operating Officer, Mr. Tom L. Ward, and the Chief Executive Officer, Mr. Aubrey K. McClendon.

     2.3 Rules and Regulations. The Company currently has an Employment Policies Manual which addresses frequently asked questions regarding the

          Company. The Executive agrees to comply with the Employment Policies Manual except to the extent inconsistent with this Agreement. The Employment Policies Manual is subject to change without notice in the sole discretion of the Company at any time.

     2.4 Stock Investment. For each calendar year during which this Agreement is in effect, the Executive agrees to hold shares of the Company's common stock having aggregate Investment Value equal to fifteen percent (15%) of the compensation paid to the Executive under paragraphs 4.1 and 4.2 of this Agreement during such calendar year. For purposes of this section, the "Investment Value" of each share of stock will be the higher of either (a) the price paid by the Executive for such share as part of an open market purchase; or (b) the fair market value on the date of exercise for shares acquired through the exercise of employee stock options. Any shares of common stock acquired by the Executive prior to the date of this Agreement and still owned by the Executive during the term of this Agreement may be used to satisfy this requirement to acquire common stock. The Investment Value for previously acquired stock shall be calculated using the average stock price during the first six months of this Agreement.

          The stock acquired or owned pursuant to this paragraph 2.4 must be held by the Executive at all times during the Executive's employment by the Company or the Company's affiliated entities. In order to administer this provision, the Executive agrees to return to the Company's Chief Executive Officer a semi-annual report of purchases and ownership in a form prepared by the Company. This paragraph will become null and void if the Company's common stock ceases to be listed on the New York Stock Exchange or on the National Association of Securities Dealers Automated Quotation System. The Company has no obligation to sell or to purchase from the Executive any of the Company's stock in connection with this paragraph 2.4 and has made no representations or warranties regarding the Company's stock, operations or financial condition.

3. Other Activities. Unless the Executive has obtained the prior written approval of the board of directors of the Company, the Executive will not: (a) engage in business independent of the Executive's employment by the Company;
(b) serve as an officer, general partner or member in any corporation, partnership, company, or firm; (c) directly or indirectly invest in, participate in or acquire an interest in any oil and gas business, including, without limitation, (i) producing oil and gas, (ii) drilling, owning or operating oil and gas leases or wells, (iii) providing services or materials to the oil and gas industry, (iv) marketing or refining oil or gas, or (v) owning any interest in any corporation, partnership, company or entity which conducts any of the foregoing activities. The limitation in this paragraph 3 will not prohibit an investment by the Executive in publicly traded securities; or the continued direct ownership and operation of oil and gas interests and leases to the extent such interests were owned by the Executive on July 1, 1995. The Executive agrees not to directly or indirectly acquire any additional oil and gas interests or increase ownership of any oil and gas interests owned by the Executive on July 1, 1995.

4. Executive's Compensation. The Company agrees to compensate the Executive as follows:

     4.1 Base Salary. A base salary (the "Base Salary"), at the initial annual rate of not less than One Hundred Seventy FiveThousand Dollars ($175,000.00), will be paid to the Executive in equal semi-monthly installments beginning July 15, 1997 during the term of this Agreement.

     4.2 Bonus. In addition to the Base Salary described at paragraph 4.1 of this Agreement, the Company may periodically pay bonus compensation to the Executive. Any bonus compensation will be at the absolute discretion of the Company in such amounts and at such times as the board of directors of the Company may determine.

     4.3 Stock Options. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Executive may periodically receive grants of stock options from the Company's various stock option plans, subject to the terms and conditions thereof.

     4.4 Benefits. The Company will provide the Executive such retirement benefits, reimbursement of reasonable expenditures for dues, travel and entertainment and such other benefits as are customarily provided by the Company and as are set forth in the Company's Employment Policies Manual. The Company will also provide the Executive the opportunity to apply for coverage under the Company's medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will provide such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The following specific benefits will also be provided to the Executive at the expense of the
          Company:

          4.4.1 Vacation. The Executive will be entitled to take three (3) weeks of paid vacation each twelve months during the term of this Agreement. No additional compensation will be paid for failure to take vacation and no vacation may be carried forward from one twelve month period to another.

          4.4.2 Membership Dues. The Company will reimburse the Executive for:
                (a) the monthly dues necessary to maintain a full membership in a country club in the Oklahoma City area selected by the Executive in an amount not to exceed Five Hundred Dollars ($500.00) per


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

                month; and (b) the reasonable cost of any qualified business entertainment at such country club. All other costs, including, without implied limitation, any initiation costs, initial membership costs, personal use and business entertainment unrelated to the Company will be the sole obligation of the Executive and the Company will have no liability with respect to such amounts.

          4.4.3 Compensation Review. The compensation of the Executive will be reviewed not less frequently than annually by the board of directors of the Company.

5. Term. The employment relationship evidenced by this Agreement is an "at will" employment relationship and the Company reserves the right to terminate the Executive at any time with or without cause. In the absence of such termination, this Agreement will extend for a term of three (3) years commencing on July 1, 1997, and ending on June 30, 2000 (the "Expiration Date").

6. Termination. This Agreement will continue in effect until the expiration of the term stated at paragraph 5 of this Agreement unless earlier terminated pursuant to this paragraph 6.

     6.1 Termination by Company. The Company will have the following rights to terminate this Agreement:

          6.1.1 Termination without Cause. The Company may terminate this Agreement without cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than sixty (60) business days after the date of such notice (the "Termination Date"). In the event the Executive is terminated without cause, or the Company elects not to renew the contract, the Executive will receive as termination compensation: (a) Base Salary for a period of ninety (90) days; (b) any benefits payable by operation of paragraph 4.4 of this Agreement; and (c) any vacation pay accrued through the Termination Date. The termination compensation in (a) shall be paid only if the Executive executes the Company's standard Termination Agreement, a copy of which is attached as Exhibit "A".

          6.1.2 Termination for Cause. The Company may terminate this Agreement for cause if the Executive: (a) misappropriates the property of the Company or commits any other act of dishonesty; (b) engages in personal misconduct which materially injures the Company; (c) willfully violates any law or regulation relating to the business of the Company which results in injury to the Company; or (d) willfully and repeatedly fails to perform the Executive's duties

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                hereunder. In the event this Agreement is terminated for cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such termination.

          6.1.3 Termination After Change in Control. If, during the term of this Agreement, there is a "Change of Control" and within one
                (1) year thereafter: (a) this Agreement expires and is not extended; or (b) the Executive is terminated other than under paragraphs 6.1.2, 6.3 or 6.4 based on adequate grounds; or (c) the Executive resigns as a result of a reassignment of duties inconsistent with the Executive's position, a reduction in the Executive's then current compensation under paragraph 4 of this Agreement, or a required relocation more than 25 miles from the Executive's then current place of employment, then the Executive will be entitled to a severance payment (in addition to any other amounts payable to the Executive under this Agreement or otherwise) in an amount equal to twelve (12) months of Base Salary as set forth in paragraph 4.1 of this Agreement. The term "Change of Control" means any action of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 with respect to the Company including, without limitation (i) the direct or indirect acquisition by any person after the date hereof of beneficial ownership of the right to vote or securities of the Company representing the right to vote thirty five percent (35%) or more of the combined voting power of the Company's then outstanding securities having the right to vote for the election of directors, or (ii) within two years of a tender offer or exchange offer for the voting stock of the Company or as a result of a merger, consolidation, sale of assets or contested election (or any combination of the foregoing), a majority of the members of the Company's board of directors is replaced by directors who were not nominated and approved by the board of directors.

     6.2 Termination by Executive. The Executive may voluntarily terminate this Agreement with or without cause by the service of written notice of such termination to the Company specifying an effective date of such termination thirty (30) days after the date of such notice, during which time Executive may use remaining accrued vacation days, or at the Company's option, be paid for such days. In the event this Agreement is terminated by the Executive, neither the Company nor the Executive will have any further obligations hereunder including, without limitation, any obligation of the


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

          Company to provide any further payments or benefits to the Executive after the effective date of such termination.

     6.3 Incapacity of Executive. If the Executive suffers from a physical or mental condition which in the reasonable judgment of the Company's management prevents the Executive in whole or in part from performing the duties specified herein for a period of three (3) consecutive months, the Executive may be terminated. Although the termination shall be deemed as a termination with cause, any compensation payable under paragraph 4 of this Agreement will be continued for ninety (90) days. Notwithstanding the foregoing, the Executive's Base Salary specified in paragraph 4.1 of this Agreement will be reduced by any benefits payable under any disability plans.

     6.4 Death of Executive. If the Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation to the Executive's estate except: (a) the obligation to continue the Base Salary payments under paragraph 4.1 of this Agreement for ninety (90) days; and (b) the benefits described in paragraph 4.4 of this Agreement accrued through the effective date of such termination.

     6.5 Effect of Termination. The termination of this Agreement will terminate all obligations of the Executive to render services on behalf of the Company, provided that the Executive will maintain the confidentiality of all information acquired by the Executive during the term of his employment in accordance with paragraph 7 of this Agreement. Except as otherwise provided in paragraph 6 of this Agreement, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company will remain the property of the Company. The Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company. All such personal items will be removed from such offices no later than two (2) days after the effective date of termination, and the Company is hereby authorized to discard any items remaining and to reassign the Executive's office space after such date. Prior to the effective date of termination, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive's employment.

7. Confidentiality. The Executive recognizes that the nature of the Executive's services are such that the Executive will have access to information which constitutes trade secrets,


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is of a confidential nature, is of great value to the Company or is the foundation on which the business of the Company is predicated. The Executive agrees not to disclose to any person other than the Company's employees or the Company's legal counsel nor use for any purpose, other than the performance of this Agreement, any confidential information ("Confidential Information"). Confidential Information includes data or material (regardless of form) which is: (a) a trade secret; (b) provided, disclosed or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information shall not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. On request by the Company, the Company will be entitled to a copy of any Confidential Information in the possession of the Executive. The Executive also agrees that the provisions of this paragraph 7 will survive the termination, expiration or cancellation of this Agreement for a period of five (5) years. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of paragraphs 7, 8, and 9 of this Agreement, the Company expressly includes any of the Company's affiliated corporations, partnerships or entities.

8. Noncompetition. For a period of six (6) months after Executive is no longer employed by the Company as a result of either the resignation by the Executive pursuant to paragraph 6.2 above, or Termination for Cause pursuant to paragraph
6.1.2 above, Executive will not: (a) acquire, attempt to acquire or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, mineral interests, oil and gas wells or other such oil and gas exploration, development or production activities within five (5) miles of any operations or ownership interests of the Company or its affiliated corporations, partnerships or entities, provided, however, this provision shall not apply to acquisitions within said five (5) mile radius of assets or activities of a successor entity resulting from a "Change in Control" as described in paragraph 6.1.3., which assets were owned or activities were being conducted (1) prior to the date of such Change in Control, or (2) after such Change in Control but for which the Executive had no material responsibility; and; (b) for the Executive's own account or for the benefit of another party solicit, induce, entice or attempt to entice any employee, contractor, customer, vendor or subcontractor to terminate or breach any relationship with the Company or the Company's affiliates. The Executive further agrees that the Executive will not circumvent or attempt to circumvent the foregoing agreements by any future arrangement or through the actions of a third party.


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

9. Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes or know-how that are generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive's regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) shall not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or its affiliates.

10. Arbitration. The parties will attempt to promptly resolve any dispute or controversy arising out of or relating to this Agreement or termination of the Executive by the Company. Any negotiations pursuant to this paragraph 10 are confidential and will be treated as compromise and settlement negotiations for all purposes. If the parties are unable to reach a settlement amicably, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator's judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. Except for damages arising out of a breach of paragraphs 7, 8 or 9 of this Agreement, the arbitrator is not empowered to award total damages (including compensatory damages) which exceed 300% of compensatory damages and each party hereby irrevocably waives any damages in excess of that amount. The arbitration will be held in Oklahoma County, Oklahoma. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in Oklahoma County, Oklahoma. Each party will bear its own costs in connection with the arbitration and the costs of the arbitrator will be borne by the party who the arbitrator determines did not prevail in the matter. Unless otherwise


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
expressly set forth in this Agreement, the procedures specified in this paragraph 10 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party's judgment such action is necessary to avoid irreparable damage or to preserve the status quo.


11.  Miscellaneous. The parties further agree as follows:

     11.1 Time. Time is of the essence of each provision of this Agreement.

     11.2 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

          To the Company:            Chesapeake Energy Corporation
                                     Post Office Box 18496
                                     Oklahoma City, OK   73154-0496
                                     Attn: Aubrey K. McClendon

          To the Executive:          Mr. Steven C. Dixon
                                     2505 Rambling Rd.
                                     Edmond, OK  73034

     11.3 Assignment. Neither this Agreement nor any of the parties' rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement.

     11.4 Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma and any litigation relating to this Agreement will be conducted in a court of competent jurisdiction sitting in Oklahoma County, Oklahoma.


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

     11.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

     11.6 Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof.

     11.7 Attorneys' Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party to such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys' fees and disbursements and litigation expenses incurred by the successful party.

     11.8 Supercession. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement and the Employment Policies Manual and not by any other agreements or otherwise. In the event of a conflict between the Employment Policies Manual and this Agreement, this Agreement will control in all respects.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

                                       CHESAPEAKE ENERGY CORPORATION, an
                                       Oklahoma corporation



                                       By: /s/ AUBREY K. MCCLENDON
                                           ------------------------------------
                                           Aubrey K. McClendon, Chief Executive
                                           Officer (the "Company")



                                       By: /s/ STEVEN C. DIXON
                                           ------------------------------------
                                           Steven C. Dixon, Individually
                                           (the "Executive")

                                  Exhibit "A"


                             TERMINATION AGREEMENT
                        AND WAIVER AND RELEASE OF CLAIMS


     This Termination Agreement entered into this ___ day of __________, ____, by and between Steven C. Dixon ("Executive") and Chesapeake Energy Corporation ("Chesapeake").

     WHEREAS, Executive has been employed by Chesapeake in Oklahoma City during the period from January 28, 1991 to _______________, _______.


     WHEREAS, on ___________________, ____, Executive's employment with Chesapeake was terminated; and

     WHEREAS, the Executive and Chesapeake desire to enter into a mutually binding termination agreement to settle any and all issues or disputes arising from Executive's employment with Chesapeake.

     NOW, THEREFORE, for and in consideration of ninety (90) days of severance pay, $_______.__ at Executive's current salary, the payment and receipt of which is being acknowledged, Executive waives, discharges and releases any and all claims against Chesapeake arising from or relating to Executive's employment with Chesapeake or Executive's termination including but not limited to claims for wrongful discharge, discrimination (including rights and claims under the Age Discrimination in Employment Act of l967, as amended by the Older Workers Benefit Protection Act), breach of contract, harassment, back wages and future pay.

     Executive represents and warrants that as of this date, Executive has suffered no work-related injury during Executive's employment with Chesapeake and has no intention of filing a claim for worker's compensation benefits arising from any incident occurring during Executive's employment with the Chesapeake.

     Executive acknowledges and declares that as of this date, Executive has accounted to Chesapeake for any and all hours worked through _______________, ____, including overtime, and that Chesapeake has paid Executive for such hours worked at the appropriate rate.

     Executive acknowledges and declares that as of date of termination Executive is due no accrued but unpaid vacation pay nor any accrued yet unpaid sick pay.

     Nothing in this Termination Agreement shall constitute a waiver or release of any rights or claims which may arise after the date hereto.

     Executive acknowledges and states that Chesapeake has advised him that he has the right to consult with an attorney prior to the execution of this agreement and that Executive is given twenty-one (21) days in which to consider this agreement before signing it and seven (7) days after signing the agreement to revoke it by returning the above stated severance pay.

     Executive acknowledges that the waiver of claims made herein is in exchange for consideration in addition to that which Executive would otherwise be entitled to upon severance of employment.

     Executive states that he has carefully read the contents of this Termination Agreement and understands all terms and conditions thereof.

     Executive states that he executed this Termination Agreement freely and voluntarily and without coercion or undue influence of any kind.

     If any term or provision of this Termination Agreement is unenforceable for any reason, all other provisions shall nonetheless be enforceable and binding on the parties.

     Executive agrees that this Termination Agreement, the terms hereof and payment hereunder shall be kept confidential and that such terms and payment shall not be disclosed to anyone (except Executive's spouse and attorney), including, but not limited to, any past, present or prospective employee or applicant for employment with Chesapeake.

                 Signed this ___ day of ______________, ______.

WITNESSED:

-------------------------------    -------------------------------
Steven C. Dixon

                                    Chesapeake Energy Corporation


                                    By:
                                        ------------------------------------
                                        Martha A. Burger